EXHIBIT 10.1

AGREEMENT TO CONVERT DEBT

DATE: September 30, 2012

TO: Richard Smyth

FROM: Gerald F. Sullivan, Chairman, Sibling Group Holdings, Inc.

RE: Conversion of Debt

This memo shall serve to record the agreement by Richard Smyth to convert the existing debt at September 30, 2012 to common stock in SIBE at $2.00 per share. The outstanding amount as of that date that shall be converted is $136,328, and in consideration of the conversion of the debt 68,500 shares of common stock shall be issued. Richard Smyth may issue the shares to third parties and will notify the transfer agent of the issuance information at the time of issuance.

Thank you for your assistance.

Signed:

Gerald F. Sullivan

Chairman

Meshugeneh - settle payable	188,500
Richard P. Smyth - settle payable	68,500